Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Preliminary Fourth Quarter and Fiscal Year 2008 Unaudited Financial Results

Trevose, PA, March 31, 2009 – Broder Bros., Co. (the “Company”) today announced preliminary unaudited financial results for its fourth quarter and fiscal year ended December 27, 2008. Yesterday, the Company filed a Form 12(b)-25 with the SEC since the Company was not able to file its Form 10-K for the fiscal year ended December 27, 2008 within the prescribed time period without unreasonable effort or expense.

Fourth quarter 2008 net sales were $219.5 million compared to $232.7 million for the fourth quarter 2007. Full year 2008 net sales were $926.1 million compared to $929.1 million in 2007. Fourth quarter 2008 gross profit was $41.1 million compared to $46.3 million for the fourth quarter 2007. Gross profit for 2008 was $163.7 million compared to $166.2 million for 2007.

Results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $10.2 million and $11.0 million for the fourth quarter 2008 and fourth quarter 2007, respectively, and fiscal year 2008 EBITDA was $39.6 million compared to $36.9 million for the prior year.

Following the Company’s fiscal 2008 annual goodwill impairment test, the Company determined that the full amount of the remaining goodwill on the Alpha and Broder divisions had become impaired. In the fourth quarter 2008, the Company recorded non-cash goodwill impairment charges of $39.0 million and $11.9 million on its Alpha and Broder divisions, respectively. In addition, following the Company’s fiscal 2008 annual test for impairment of its Trade Name asset for Alpha Shirt Co., the Company determined that an impairment in value had occurred and a non-cash impairment charge of $11.6 million was recorded in the fourth quarter of 2008.

During the fourth quarter, unit sales in the markets in which we operate appear to have declined about 11% based on market information gathered by A.C. Nielsen and reported by STARS. The Company believes that this is attributable to softness in the U.S. economy particularly in the corporate portion of the business.

In the context of this 11% market decline, Broder’s unit sales declined about 4%. The Company attributes this better than market performance to improved operations versus the prior year particularly due to its achieving better levels of inventory availability than in the prior year.

Liquidity

The Company is negotiating with an ad hoc committee of holders of its 11 1/4% senior notes due 2010 regarding a refinancing transaction designed to enhance the Company’s near-term liquidity, reduce its cash interest payments and improve its working capital. In addition, the Company is working to address other short-term liquidity needs, including by engaging in on-going discussions with its significant suppliers in an effort to improve the Company’s inventory levels. This diversion of resources caused a delay in the Company’s closing process such that it was unable to finalize its books and records and prepare its Form 10-K by the required filing date of March 27, 2009. In light of recent and ongoing adverse economic and industry conditions, the Company is devoting substantial resources in addressing its liquidity needs. If the Company is unable to obtain additional trade credit (or otherwise obtain a satisfactory source of inventory), refinance its Senior Notes and/or otherwise obtain sources of near term liquidity, the Company may fail to comply with the covenants in the credit agreement and there may be substantial doubt about the Company’s ability to continue as a going concern. If the Company were to reach this conclusion of substantial doubt, the Company has been informed by its independent registered public accounting firm that its report on the Company’s financial statements for the year ended December 27, 2008 would contain an explanatory paragraph with respect to the Company’s ability to continue as a going concern. Receipt by the Company of a “going-concern” opinion could also result in a default under the credit agreement.

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. Borrowings under the revolving credit facility increased from $102.7 million at December 29, 2007 to $150.0 million at December 27, 2008. The increase in the revolver was primarily due to an increase in inventory. The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. Borrowing base availability at December 27, 2008, September 27, 2008 and December 29, 2007 was $35.9 million, $74.5 million and $55.5 million, respectively.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	December 27, 2008	September 27, 2008	December 29, 2007
Accounts Receivable, Net	$73.9	$102.9	$85.3
Inventory (1)	236.8	252.7	191.8
Accounts Payable (1)	87.6	141.7	89.8
Revolving Credit Debt	150.0	131.4	102.7

	73.1	82.5	84.6

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$(133.2)	$(73.0)	$(58.4)

(1)	Inventory and accounts payable at December 2008, September 2008 and December 2007 include accruals for inventory in-transit between suppliers and Company distribution centers of $12.8 million, $15.0 million and $14.2 million, respectively.

Highlighted Charges

Results for the three and twelve months ended December 27, 2008 and December 29, 2007 include certain charges as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2008	2007	2008	2007
Restructuring and asset impairment charges	$1.6	$2.2	$2.7	$13.0
Facilities consolidation-related charges	0.1	2.2	0.2	7.3
Management fees	(1.6)	0.0	0.0	0.0
Stock-based compensation	0.1	0.1	0.4	0.5
Other highlighted charges	0.0	0.0	0.0	0.2

Total Highlighted Charges	$0.2	$4.5	$3.3	$21.0

Restructuring charges recorded during the fourth quarter of 2008 consisted of severance charges of $1.0 million related to a workforce reduction announced in December 2008, interest accretion of $0.1 million and charges of $1.0 million resulting from changes in sublease assumptions partially offset by a reduction to restructuring charges of approximately $0.5 million as the Company executed a buyout agreement for its Stafford, TX distribution center. Restructuring charges during the twelve months ended December 27, 2008 consisted of $1.1 million in severance charges, $0.7 million in interest accretion and $1.4 million resulting from changes in sublease assumptions partially offset by a reduction to the restructuring charge of approximately $0.5 million.

Restructuring charges recorded during the fourth quarter 2007 consisted of approximately $2.1 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments, and $0.1 million in severance and related benefits charges. Restructuring charges recorded during the twelve months ended December 29, 2007 consisted of (i) approximately $12.8 million in distribution center closure costs for the fair value of the future lease obligations, net of estimated sublease payments, and (ii) $1.7 million in severance and related benefits charges, offset by (iii) a $1.5 million reversal of lease termination costs due to the Company executing two sublease agreements for its former La Mirada, CA distribution center. Facilities consolidation-related charges consisted primarily of (i) incremental training and travel costs directly attributable to the opening of multi-branded facilities and (ii) duplicative rent payments directly attributable to the opening of multi-branded facilities. Other highlighted charges consisted of consulting fees related to an inventory and supply chain initiative.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. is one of the nation’s largest distributors of imprintable activewear to the screen printing, embroidery and promotional product industries. It has been serving customers since 1919. It currently has eight U.S. distribution centers with the capability to deliver to approximately 80 percent of the U.S. population on a next-day basis using ground delivery service. Broder Bros., Co. distributes industry-leading brands including Gildan, Jerzees, Hanes, Anvil, and Fruit of the Loom as well as exclusive retail brands including Adidas Golf, Champion and Columbia. Broder Bros., Co. also distributes its own private label brands. Devon & Jones, Hyp and Authentic Pigment are marketed through the Alpha division. Chestnut Hill is marketed by the Broder division. The NES division distributes Harvard Square. All three divisions carry Harriton.

Cautionary Information Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about our business outlook, strategy, plans, goals, objectives, expectations and historical results that may suggest trends for our business. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of this release. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of many risks, uncertainties and factors, including, without limitation,

•	our ability to address our liquidity needs, including by refinancing or otherwise reaching an agreement with holders of our 11 1/4% senior notes due 2010 satisfactory to us;

•	our ability to maintain and improve inventory levels on reasonable terms, including by obtaining additional trade credit or new sources of inventory;

•	our compliance with any covenants set forth in the agreements governing our indebtedness;

•	general economic conditions, and the length and severity of the current economic downturn;

•	significant competitive activity, including promotional and price competition;

•	changes in customer demand for the Company’s products and the Company’s ability to protect and/or expand customer relationships; and

•	those that are described in our latest annual report on Form 10-K and other subsequent filings with the SEC, all of which are expressly incorporated herein by reference.

The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances. In this press release the Company has included a discussion of EBITDA, a non-GAAP measure.

STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 27, 2008 AND DECEMBER 29, 2007

(dollars in millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2008	2007	2008	2007
Net sales	$219.5	$232.7	$926.1	$929.1
Cost of sales (exclusive of depreciation and amortization as shown below)	178.4	186.4	762.4	762.9

Gross profit	41.1	46.3	163.7	166.2

Warehousing, selling and administrative expenses	31.0	37.5	124.3	136.8
Restructuring and asset impairment charges, net	1.6	2.2	2.7	13.0
Goodwill and tradename impairment charges	62.5	87.3	62.5	87.3
Management fee	(1.6)	0.0	0.0	0.0
Stock-based compensation	0.1	0.1	0.4	0.5
Depreciation and amortization	4.1	5.1	18.0	20.1

Operating expenses	97.7	132.2	207.9	257.7

Loss from operations	(56.6)	(85.9)	(44.2)	(91.5)

Interest expense, net of change in fair value of interest rate swaps	8.6	9.7	35.7	38.4

Other expenses	8.6	9.7	35.7	38.4

Loss before income taxes	(65.2)	(95.6)	(79.9)	(129.9)
Income tax provision (benefit)	(4.9)	1.4	(4.7)	(5.8)

Net Loss	$(60.3)	$(97.0)	$(75.2)	$(124.1)

Reconciliation to EBITDA
Goodwill and tradename impairment charges	62.5	87.3	62.5	87.3
Interest expense, net of change in fair value of interest rate swaps	8.6	9.7	35.7	38.4
Income tax provision (benefit)	(4.9)	1.4	(4.7)	(5.8)
Depreciation and amortization	4.1	5.1	18.0	20.1

EBITDA	$10.0	$6.5	$36.3	$15.9

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of the Company’s operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.